Exhibit 99.1

TICC Announces Additional Unilateral Reduction of its Credit Facility

Greenwich, CT – 10/6/2008 – TICC Capital Corp. (the “Company”) (NASDAQ: TICC) announced today that it has taken steps to further reduce its borrowings and the size of its existing credit facility with Royal Bank of Canada as lender and Branch Banking & Trust Company as an additional lender (the “Credit Facility”). Effective October 8, 2008, the Credit Facility will be paid down to $15.0 million. Since the end of January 2008 and effective October 8, 2008, the Company will have reduced its borrowings under its Credit Facility from $146.5 million to $15.0 million.

With the exception of the Company’s $15.0 million of borrowings under its Credit Facility, TICC has no credit obligation (including any type of off balance sheet contingent obligation or credit default swap) to any other financial institution.

About TICC Capital Corp.

We are a publicly-traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt and equity of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Debdeep Maji, at (203) 983-5285 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.